EXHIBIT 99

Investor Inquiries	Media Inquiries
Cindy Klimstra	Gary Ross
Director, Investor Relations	Manager, Corporate PR
(847) 968-0268	(847) 371-5048

CDW Reports First Quarter Results
Company Achieves Record Quarterly Net Income of $55.3 Million

     •  Sales: $1.337 billion (31% increase year-over-year)
     •  Average daily sales: $20.9 million (29% increase year-over-year)
     •  Net income: $55.3 million (30% increase year-over-year)
     •  Earnings per share: $0.63 (29% increase year-over-year)

VERNON HILLS, Ill. - April 15, 2004 - CDW Corporation (Nasdaq: CDWC) today announced its highest quarterly net income in the company's history. First quarter net income was $55.3 million, an increase of 30 percent versus the first quarter of 2003. Diluted earnings per share were $0.63, an increase of 29 percent versus the first quarter of 2003. First quarter sales totaled $1.337 billion, an increase of 31 percent versus the prior year quarter. Included in the first quarter of 2004 were sales made by former members of the Micro Warehouse sales force who joined CDW in September 2003 in conjunction with the Micro Warehouse transactions.

“Our quarterly results demonstrate the continuing strength of CDW's unique business model,” said John A. Edwardson, chairman and chief executive officer. “As a ‘mutual fund of technology companies,’ we have the knowledge, expertise, and ability to consistently provide customers with the best solutions the industry has to offer. Our coworkers know that service, speed, and customer satisfaction are paramount to sustaining the success of our business. It is through their efforts that we set a new record for net income this quarter.”

“The result of our coworkers' focus on customer service and improving productivity is increased market share,” said Edwardson. “Even as IT spending continues to improve, we believe that we are outpacing the market by winning new accounts and earning additional business from our existing customers. While productivity is improving, there are still more gains we intend to make both within our sales force and across all areas of the company.”

First quarter 2004 sales were $1.337 billion. Average daily sales in first quarter 2004 were $20.9 million compared to $16.2 million in the prior period, representing a 29.3 percent increase over last year. First quarter 2004 had 64 billing days and first quarter 2003 had 63 billing days.

     •   First quarter 2004 corporate sector sales were $1,089.1 million, representing a 30.6 percent increase over last year. Average daily corporate sector sales were $17.0 million, representing a 28.5 percent increase over last year.

     •  First quarter 2004 public sector sales were $247.6 million representing a 34.9 percent increase over last year. Average daily public sector sales were $3.9 million, representing a 32.8 percent increase over last year.

     •   In the first quarter 2004, double-digit unit volume growth was achieved in most product categories on a year-over-year basis. The unit volumes of notebook CPUs, notebook accessories, desktop CPUs, server CPUs, and data storage increased more than 30 percent over the prior year quarter. Printers, printer accessories, netcomm products, and input devices increased between 20 percent and 30 percent over the prior year quarter.

     •  Direct web sales were up 56 percent in the first quarter 2004 compared to the same period a year ago, and comprise 27 percent of total sales, the highest percentage in the company's history. Direct web sales improve productivity for CDW customers and their account managers and allow CDW customers to shop directly online.

Gross profit margin was 15.3 percent this quarter compared to 14.5 percent in the same period of 2003. The increase is primarily due to improved product pricing, vendor rebates and CDW's adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendors' Products)”, on January 1, 2003. EITF No. 02-16 had a partial impact on the first quarter of 2003 since it applied only to new or modified programs after January 1, 2003. As a result, CDW recorded an additional $8.1 million of vendor consideration as a reduction of cost of sales in the first quarter of 2004 compared to the first quarter of 2003, which had the effect of increasing the gross profit margin in the first quarter of 2004 by 0.35 percentage points compared to the first quarter of 2003.

Selling and administrative expenses as a percentage of sales were 7.2 percent this quarter compared to 6.7 percent in the first quarter of 2003. The increase is primarily due to the continued investment in expanding CDW's sales force and increases in certain administrative functions to support a larger business.

March 2004 sales were $492.6 million, representing a 41.9 percent increase over last year. Average daily sales in March 2004 were $21.4 million compared to $16.5 million in the prior period, representing a 29.5 percent increase over last year. March 2004 had 23 billing days and March 2003 had 21 billing days. Corporate and public sector segments both generated strong double-digit growth in March 2004.

Recognition:

     •   CDW was named No. 376 on FORTUNE Magazine's “FORTUNE 500” list. In addition, the company scored within the top ten percent of all FORTUNE 500 companies in several categories measuring profitability and performance:

          •  No. 5 in total return to shareholders over the past ten years
          •  No. 21 in most revenues per dollar of assets in 2003
          •  No. 49 in most revenues per employee in 2003

     •  CDW earned the top ranking in its industry in FORTUNE magazine's “America's Most Admired Companies.” In the Wholesalers: Electronics and Office Equipment industry, CDW ranked first in seven of the eight attributes measured, including Innovation, Employee Talent, Use of Corporate Assets, Financial Soundness, Long-Term Investment Value, Quality of Management and Quality of Products/Services.

Edwardson concluded, “Our outlook is positive, as we believe CDW is well positioned to outpace the market and grow profitably. We will continue to focus on our customers providing them with the best service in the industry.”

The company plans to release April sales on Wednesday, May 12, 2004.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

About CDW

CDW® (Nasdaq: CDWC), ranked No. 376 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic.

CDW was founded in 1984 as a home-based business and today employs approximately 3,700 coworkers. In 2003, the Company's coworkers generated sales of $4.7 billion. CDW's direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the Company's award-winning CDW.com Web site, customized CDW@work™ extranets, CDWG.com Web site, and macwarehouse.com Web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 110 factory-trained and A+ certified technicians on staff. Additional information can be found by visiting CDW.com.

A live Web cast of CDW's management discussion of the first quarter will be available at www.cdw.com/investor. The Web cast will begin today, April 15, 2004, at 5:00 p.m. EDT / 4:00 p.m. CDT. An audio replay of the call will also be available at www.cdw.com/investor until April 30, 2004. Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at
investorrelations@cdw.com or by telephone at 847-419-8234.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended March 31,

	2004	2003

Net sales	$1,336,689	$1,017,619
Cost of sales	1,132,226	870,231

Gross profit	204,463	147,388

Selling and administrative expenses	96,066	68,311
Net advertising expense	18,217	10,625

Income from operations	90,180	68,452

Interest income	1,837	2,045
Other expense, net	(411)	(405)

Income before income taxes	91,606	70,092

Income tax provision	36,313	27,686

Net income	$55,293	$42,406

Earnings per share:
Basic	$0.66	$0.51

Diluted	$0.63	$0.49

Weighted-average number of common shares outstanding:
Basic	83,819	83,967

Diluted	87,275	86,542

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,	March 31,
	2004	2003	2003

Assets

Current assets:
Cash, cash equivalents and marketable securities	$662,028	$562,360	$556,489
Accounts receivable, net of allowance for doubtful
accounts of $10,025, $10,057 and $10,500 respectively	472,000	444,000	334,985
Merchandise inventory	172,563	183,890	130,297
Miscellaneous receivables	25,340	28,517	14,312
Deferred income taxes	12,147	12,147	11,757
Prepaid expenses	3,061	3,994	3,150

Total current assets	1,347,139	1,234,908	1,050,990

Property and equipment, net	61,574	62,323	62,103
Other assets	15,876	14,401	11,504

Total assets	$1,424,589	$1,311,632	$1,124,597

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$186,015	$157,079	$98,134
Accrued expenses and other current liabilities	97,747	91,384	70,496

Total current liabilities	283,762	248,463	168,630

Minority interest	2,156	1,985	-

Shareholders' equity:
Total shareholders' equity	1,138,671	1,061,184	955,967

Total liabilities and shareholders' equity	$1,424,589	$1,311,632	$1,124,597

CDW CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Three Months Ended March 31, 2004

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$1,089,122	$247,567	$-	$1,336,689
Transfers between segments	229,625	-	(229,625)	-

Total net sales	$1,318,747	$247,567	$(229,625)	$1,336,689

Income from operations	$85,232	$4,948	$-	$90,180

Net interest income and
other expense				1,426

Income before income taxes				$91,606

Total assets	$1,422,857	$180,544	$(178,812)	$1,424,589

	Three Months Ended March 31, 2003

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$834,166	$183,453	$-	$1,017,619
Transfers between segments	174,933	-	(174,933)	-

Total net sales	$1,009,099	$183,453	$(174,933)	$1,017,619

Income from operations	$65,372	$3,080	$-	$68,452

Net interest income and
other expense				1,640

Income before income taxes				$70,092

Total assets	$1,060,773	$66,388	$(2,564)	$1,124,597

CDW CORPORATION AND SUBSIDIARIES
OPERATING DATA

	Three Months Ended March 31,

	2004	2003

Commercial customers served (1):
Current period	223,708	178,645
Trailing 12 months	439,620	360,131
% of sales to commercial customers	97.6%	97.7%
Number of invoices processed	1,650,008	1,284,849
Average invoice size	$877	$850
Direct web sales (000's)	$361,787	$232,140
Sales force, end of period	1,809	1,374
Annualized inventory turnover	25	25
Accounts receivable - days sales outstanding	32	30

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.